AGREEMENT

Entered into by and between

TWISTBOX ENTERTAINMENT, INC.
Tax number 80-0058995
Tel: +1-818-301-6200
Fax: +1-818-708-0598
(hereinafter “Twistbox”)

AND

VODAFONE PORTUGAL - COMUNICAÇÕES PESSOAIS, S. A.
Tax number 502 544 180
Tel: +351 21 091 4407
Fax: + 351 21 091 4414
(hereinafter “Vodafone”)

AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into on 23th day of March 2007, between:

TWISTBOX ENTERTAINMENT, INC., a company incorporated under the laws of the State of Delaware, USA, having its registered office at Secretary of State Registry Office of Delaware under number 4207607, tax number 80-0058995, herein duly represented by David Mandell in his capacity of EVP/General Counsel, hereinafter referred to as “Twistbox” or “the Partner”

AND

VODAFONE PORTUGAL - COMUNICAÇÕES PESSOAIS, S.A., a company incorporated under the laws of Portugal, having its registered office at Av. D. João II, Lote 1.04.01, 8th Floor, Parque das Nações, 1990-093 Lisbon, Portugal, with share capital of € 107.500.000, registered at the Commercial Registry Office in Lisboa under number 2424, tax number 502 544 180, herein duly represented by Mr. António Alberto Bastos Carriço and Mário Jorge Soares Vaz, in their capacity of members of Proxies, hereinafter referred to as “Vodafone”.

Whereas,

(A)	Vodafone has developed a Mobile Portal (as defined herein) which contains a directory service aimed to facilitate access to mobile content and services for the Customers (as defined herein);

(B)
Twistbox, formerly trading under the corporate name of WAAT Media, is a company whose activity consists of licensing, creating, publishing and distributing products and services for access and use by consumers operating Wireless Devices (as defined herein);

(C)
Vodafone wishes to restructure the adult content channel (the “Channel” as further defined herein) available within the Mobile Portal and Twistbox wishes to supply and place its content within such area of the Mobile Portal and to manage the adult content channel thereof;

(D)	The Parties wish to set the terms and conditions under which Twistbox will supply the Content (as defined herein) to be placed in the Mobile Portal and manage the adult content channel thereof;

Therefore, in consideration of the mutual promises and covenants contained in this Agreement the Parties hereto agree as follows:

1.	Definitions

In this Agreement the following words and expressions shall have the meaning set out below:

a)	“Agreement” means this agreement and all its schedules;

b)
“Channel” means the area in the Mobile Portal which exclusively contains adult content, which shall for the purposes of this Agreement exclude the area managed by Vodafone, as per the provisions of Clause 2.5 of this Agreement;

c)
“Chargeable Transaction” means any use of the Content by a Customer for which the Customer will be charged in addition to the standard mobile telephone charges incurred by the Customer for access to the Content;

d)	“Competitor” means any telecommunications operator and telecommunications services provider, other than Vodafone;

e)
“Content” means the information, text, data, graphics, moving and still images and sound recordings (including the music and lyrics on such recordings) and/or services as further described in the Agreement;

f)	“Customer” means the end user of the Mobile Portal;

g)
“Intellectual Property Rights” means all intellectual and industrial property rights including registered trade and service marks, patents, registered designs, unregistered trade and service marks, trade and business names, domain names, rights in domain names, topography rights, copyright, database rights, unregistered design rights and all other similar proprietary rights in every case which may subsist in any part of the world including any registration of any such rights and applications and any rights to make applications for any of the foregoing;

h)
“Interface Requirements” means the technical requirements which are necessary to fulfil in order to enable Twistbox to supply and place the Content in the Mobile Portal, as defined in Schedule I hereto;

i)	“Mobile Portal” means the Vodafone’s WAP mobile sites or services that offer a broad amount of resources and services to Customers;

j)	“Territory” means Portugal;

k)
“Vodafone’s Policies” means those guidelines relating to the standards of Content production, format and style, attached hereto as Schedule III, as established and amended from time to time by Vodafone and with which Twistbox must comply;

l)
“Wireless Devices” mean any device that can be carried from place to place, is generally small enough to fit in one’s pocket, and that is able to receive, transmit display and/or store information via wireless transmissions and/or the internet including, but not limited to, wireless phones, pagers, personal digital assistants and other such similar devices.

2.	Scope

1.	Twistbox, and/or its subsidiaries, owns all Intellectual Property Rights on the Content or otherwise is duly licensed by the owners thereof to exploit all such rights.

2.	By means of this Agreement the Parties agree on the following:

a)	Twistbox shall develop and manage the Channel, pursuant to the provisions of Schedule I;

b)	Twistbox shall supply and place the Content into the Channel, pursuant to the provisions of Schedule I;

3.
Twistbox hereby grants Vodafone, and Vodafone hereby accepts from Twistbox, the nonexclusive, non-transferable, revocable right to use, reproduce, display the Content within the Mobile Portal for distribution to the Customers for private use on Wireless Devices throughout the Territory during the Term (the “Licensed Rights”). For the purposes of clarification, the Parties acknowledge and accept that Vodafone is under no obligation to pay Twistbox or any third parties any financial consideration or any other rights, except for the payments agreed under the provisions of clause 4.3 and Schedule II.

4.
Twistbox acknowledges and agrees that the Licensed Rights granted in the previous paragraph includes (i) the right to copy and reproduce the Content, should it be the case, as well as to make it available to an unlimited number of Customers, both in Portugal and abroad (to the extent that Customers may have access to the Mobile Portal and acquire the Content while in roaming) by means of digital networks and mobile internet, in whatever formats and means Vodafone may decide to adopt during the Term of this Agreement; and (ii) the right to attach Twistbox’s logo, name or brands in the Content, the Mobile Portal, Vodafone’s web site as well as in any advertising materials. The use of the Content as authorised herein does not constitute a breach by Vodafone of any Intellectual Property Rights of Twistbox or any third party. Twistbox further acknowledges and accepts that after termination of this Agreement Customers may continue to use and store the Content previously purchased.

5.
Twistbox shall be Vodafone’s exclusive provider of Content for the Channel available within the Mobile Portal, except for the three areas currently managed by Vodafone within the Channel. (i.e. Mobile TV, Alerts and DIMO). Vodafone may, at any time, by giving Twistbox a written notice thereof (which in the case of this clause may be provided by email) discontinue any of the above areas managed by Vodafone. In the event that any third party wishes to provide content for the Channel, the third party content provider shall first enter into an agreement with Twistbox upon reasonable commercial terms and conditions.

6.
Vodafone may use the Content in any promotional activities related to the Mobile Portal; provided that Vodafone shall not distribute free Content to the Customers without Twistbox’s prior written approval.

3.	Management of the Channel and Content

1.
Twistbox shall manage the Channel in the name and on behalf of Vodafone, with due care and diligence and in respect with the guidelines contained in Schedule I of this Agreement and any other future guidelines, issued from time to time by Vodafone and communicated in writing to Twistbox.

2.	Any changes to the Channel (i.e. user experience, updates, etc) shall be subject to Vodafone’s written approval.

3.	The Channel shall only present the name, trade marks or logos owned or licensed by Twistbox, pursuant to the provisions of Schedule I.

4.	Twistbox shall provide the Content in accordance with the terms of this Agreement and in particular with Schedules I and III hereto.

5.
Vodafone may, at any time, issue new guidelines in respect of the management of the Channel or of the Content as well as review, revoke or suspend any existing or future guidelines, giving Twistbox reasonable prior written notice thereof.

6.	Twistbox acknowledges and accepts that:

a)
Vodafone has developed a number of policies concerning social responsibility (including but not limited to the display and marketing of adult content and access control), as reflected in Schedule III and to which Twistbox shall comply with;

b)	Vodafone has developed an access controls policy that enables Customers to block access to adult content, either on Vodafone Live!, Wap and SMS.

4.	Fees, Payments, Invoicing and other Consideration

1.	The prices charged to Customers, and any changes thereto, for each Chargeable Transactions are suggested by Twistbox and defined by Vodafone.

2.	Vodafone shall be responsible for the billing and collecting of payments from the Customer in respect with the Chargeable Transactions.

3.
The Parties will share the amounts effectively collected from the Customers in respect with any Chargeable Transaction, subject to the payment of a minimum guaranteed fee paid by Twistbox to Vodafone, as defined in Schedule II to this Agreement.

4.	Vodafone will not pay to Twistbox its share of any Chargeable Transactions which could not be collected from the Customers.

5.
Vodafone shall send Twistbox, by e-mail and within the first fifteen (15) days of each month, a report (hereinafter referred to as the “Report”) with the total number of the Chargeable Transactions made by the Customers during the preceding month, as per Schedule III.

6.
Based upon the Report the Partner shall invoice Vodafone, by the 20th day of each month. All invoices issued by the Partner must always contain “CC C20902000” reference and shall be sent to the address set out in Schedule IV.

7.	All the invoices shall be paid in Euros within forty-five (45) days after the invoice reception date.

8.	All the amounts due under this Agreement shall be paid by wire transfer sent to:

9.
During the Term, Vodafone shall maintain separate detailed and accurate records related to this Agreement and the Partner shall have the right, not more than once per calendar year, at Partner’s cost to audit or inspect such records during normal business hours by an independent auditor selected by the Parties and in any event shall such inspection give access, or cause any disruptions, to Vodafone’s services or systems. The cost of the audit(s) shall be for the account of the Partner, unless there is a seven and a half percent (7.5%) or higher discrepancy in the accuracy of any or all of Vodafone’s payments and/or reports due to Vodafone’s fault, in which case, the reasonable costs of the audit shall be borne by Vodafone. Vodafone shall remit any outstanding amount in respect of the discrepancy to Content Provider within forty-five (45) days of the audit or in case there is an overpayment. Partner shall remit the overpayment to Vodafone within forty-five (45) days of the audit and shall bear the costs of the audit.

5.	Warranties and Liability

1.	Twistbox represents and warrants that:

a)	it has full right and authority to enter into this Agreement;

b)	it will comply with all applicable material requirements of the legislation in force in Portugal regarding data protection;

c)	it will comply with the terms of Schedules I, II III, IV and V to this Agreement; and

d)	it will use reasonable skill and care in carrying out its obligations and exercising its rights under this Agreement.

2.	Twistbox further represents and warrants that the Channel and Content displayed therein:

a)	is and will remain, for the duration of this Agreement, in compliance with this Agreement and with all applicable material legislations;

b)	is of satisfactory quality, fit for any purpose contemplated in this Agreement, and will be kept fresh, updated and current at all times and for all current and future Wap colour enabled handsets;

c)	is original and does not infringe any third Party’s rights including, but not limited to, Intellectual Property Rights;

d)	making the Content available is duly authorised by the relevant entities and does not infringe any third Party’s rights;

e)
is not and will not be defamatory, illicit offensive, racist xenophobic, obscene, pornographic (which for the avoidance of doubt is considered to be outside the levels of explicitness allowed in this Agreement), materially inaccurate or otherwise be in breach of any applicable material law, regulation code of conduct, public order or customary usage or result in Vodafone being in breach of any such law or regulation, code of conduct, public order or customary usage;

f)	does not and will not contain any Content that promotes a Competitor or criticises Vodafone or brings Vodafone into disrepute; and

g)
Twistbox’s computer systems hosting and/or delivering the Content to Vodafone and the computer systems of any Twistbox’s subcontractor, should it be the case, are, and shall be at all times, equipped with the latest versions of the anti-virus applications available on the market and Twistbox shall, at all times, exercise commercially reasonable efforts to avoid that the Content contains any computer viruses, logic bombs, trojan horses and/or any other items of software which would disrupt the proper operation of the Channel or the Mobile Portal.

3.	Vodafone represents and warrants that:

a)	it has full right and authority to enter into this Agreement;

b)	it will comply with all applicable material requirements of the legislation in force regarding data protection;

c)	it will use reasonable skill and care in carrying out its obligations and exercising its rights under this Agreement; and

d)	it will provide the necessary notifications to be given to Customer prior to any Chargeable Transaction being incurred (the messages shall include the specific price in euros).

4.	Vodafone further represents and warrants that:

a)
it will, on a continuing basis, use its best efforts to ensure the Content is disseminated and distributed in the Territory (except for the cases of international roaming) where the receipt and viewing of said Content is lawful and within the contemporary community standards of the Territory;

b)	it will not allow or enable any person to access, view or receive or otherwise use any portion of the Content without first agreeing to pay the Chargeable Transaction fee for such access and viewing

5.	Each Party will immediately notify the other in writing of any claim or action, actual or threatened, by a third party as a consequence of this Agreement or any of its content.

6.
Each Party hereby agrees to indemnify the other in full (including reasonable legal fees), against all liabilities, claims, damages, losses and proceedings brought against the other as a result of a breach of any of its representations and warranties and material obligation contained in this Agreement. In no event shall either Party be liable for any indirect, special, incidental or consequential damages arising out of or in any way connected with this Agreement or any matter related hereto, including without limitation, lost of business or lost profits, even if advised of the possibility of such damages.

6.	Intellectual Property Rights

1.	The Parties agree that all Intellectual Property Rights in the Content shall remain with Twistbox and its licensors.

2.
All Intellectual Property Rights concerning the Mobile Portal and related services shall remain at all times the property of Vodafone. For the avoidance of doubt, Twistbox may not use, or allow third parties to use (either in the benefit of Twistbox or in the benefit of such third parties) the user experience defined and approved by Vodafone (including any requirements set out in this Agreement or any of its Schedules) for any purposes other than the purposes of this Agreement.

7.	Marketing

All use of Vodafone’s trade mark, logo or name, must be subject to Vodafone’s prior approval.

8.	Customer Support

1.	Vodafone, or a company appointed by Vodafone for this purpose, shall be responsible for dealing with all costumer inquiries concerning the Mobile Portal in general.

2.	Twistbox will assist Vodafone’s customer support services to solve any customers’ issues within a maximum period of 24 hours.

9.	Term

1.
This Agreement is entered into for an initial period of [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] months (the “Initial Period”), being its effects to retroact to 1st February 2007. This Agreement shall be automatically renewed until terminated by either Party pursuant to the provisions of the following paragraph.

2.
Either Party may terminate this Agreement by giving the other a written notice at least [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] day (i) prior to the end of the Initial Period or (ii) thereafter, prior to the date it wishes the termination notice becomes effective.

10.	Termination

1.
Either Party may, by written notice to the other, terminate this Agreement with immediate effect if the other Party breaches any of its representations and warranties and/or material obligations hereunder and such breach is incapable of remedy or, if capable of remedy, the Party fails to remedy that breach within thirty (30) days notice from the non-breaching Party requiring remedy.

2.	Vodafone will be entitled to suspend or terminate this Agreement immediately on written notice, without prejudice to its other rights and remedies, in the event that:

a)	Twistbox fails to comply with any of the requirements set out in Schedules I, II, III, IV and V to this Agreement;

b)
Twistbox ceases to carry on its business or has a liquidator, receiver or administrative receiver appointed to it or over any part of its undertaking or assets or passes a resolution for its winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity will assume all of the liabilities of it) or a court of competent jurisdiction makes a liquidation order or similar order over the other, or the other enters into any voluntary arrangement with its creditors, or is unable to pay its debts as they fall due;

c)	In case of strategic changes in terms of Vodafone hosting an Erotic channel or service.

3.
Termination of this Agreement does not affect the accrued rights, obligations or liabilities of the Parties prior to termination. Upon termination of this Agreement, the Parties shall settle all outstanding sums that either Party may owe the other within 45 days of the date of termination. Without prejudice to the above, Twistbox shall not be entitled to any indemnity or compensation for any damages or direct or indirect losses.

4.	The termination notices must always be given in writing through registered letter with acknowledgement of receipt.

5.	Upon termination of this Agreement, Vodafone shall cease to distribute, display, reproduce or sell the Content provided by Twistbox under this Agreement.

11.	Confidentiality

Except as may be required by law or any applicable regulatory body, or as is strictly required to perform its obligations under this Agreement, each Party shall keep secret and confidential and not use, disclose or divulge to any third party any information that they obtain about the other concerning the business, finances, technology and affairs of the other, and in particular but not Limited to this Agreement and its subject matter. This clause does not apply to information that has come into the public domain other than by breach of this clause or any other duty of confidence or is obtained from a third Party without breach of this clause or is required to be disclosed by law.

12.	Assignment and Subcontracting

1.
Neither Party shall assign any of its rights or obligations under this Agreement without the other Party’s prior written consent, such consent not to be unreasonably withheld; provided, however, no consent is necessary in the event of an assignment by either Party to an entity under common control with, controlled by or in control of the assigning Party. In any event Twistbox shall provide Vodafone with a notice thereof, 15-day prior to the date of the assignment.

2.
Twistbox may not subcontract to a third party, either in full or in part, its rights and obligations under this Agreement without Vodafone’s prior written consent, not to be unreasonable withheld, and in any case it shall remain the entity exclusively and solely liable for the performance thereof.

13.	Entire Agreement

This Agreement represents the entire understanding between the Parties in relation to its subject matter and supersedes all Agreements and representations made by either Party, whether oral or written.

14.	Modifications

This Agreement may only be modified or amended by a written instrument signed by both Parties.

15.	Severability

If any part of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement will not be affected.

16.	Governing Law and Jurisdiction

1.	This Agreement shall be governed by and construed and interpreted in accordance with the Portuguese law.

2.	Any dispute or disagreement regarding the interpretation or performance of this Agreement will be settled by the Lisbon Civil Courts.

17.	Communications

1.
Any notice or other communication required to be given or made under this Agreement will be in writing and transmitted by post, fax or e-mail to the receiving Party’s address identified in Schedule IV.

2.
Communications under number one above shall be effective upon the date of receipt or, if carried out after business hours, on the following working day. Communications transmitted by fax shall be effective on the day following the transmission.

This Agreement is signed by the Parties in two originals.

(Stamp Duty Paid Against Receipt under Law 150/99, 11/09)

VODAFONE PORTUGAL, Comunicações Pessoais, SA

Signature:	/s/ António Carriço	Signature:	/s/ Mário Vaz
Name:	António Carriço	Name:	Mário Vaz
Title:	Director	Title:	Director

TWISTBOX ENTERTAINMENT, INC.

Signature:	/s/ David Mandell
Name:	David Mandell
Title:	EVP/General Counsel

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

SCHEDULE 1

MANAGEMENT OF THE CHANNEL AND SUPPLY AND PLACE OF CONTENT

Pursuant to the provisions of this Agreement Twistbox undertakes to manage the Channel, subject however to the rules set out in this Schedule I.

1.	The Channel technologies and Channel

The Channel shall support at least the following technologies:

•	Browsing Images (Male/Female of the day, Thematic Strips)
•	Downloads (Wallpapers, Java Games and Java Stripshows)
•	Video (Streaming and Download)

Without prejudice to the above, Vodafone may continue to display the links or to provide services to Customers based upon the following:

•	Mobile TV streams
•	SMS/MMS Alerts
•	dimo- directório móvel (Friendly Off-net Directory)

These 3 links will have to be included in the user experience to be implemented by Twistbox. In case Vodafone decides to maintain the above links, Twistbox will have to include it in the bottom of the Channel’s home page, pursuant to the instruction provided by Vodafone in this respect.

The Channel should be developed in PartnerML (PML, a proprietary device-independent XML format defined by Vodafone), as per the information kit already supplied by Vodafone to Twistbox. The Channel must work on all mobile terminals supported by the Vodafone live! and WAP Basic enabled colour portals.

Regularly updates of this information kit will be available and sent to the Partner.

The supply of Content shall also be governed by the provisions of the proposal submitted by Twistbox to Vodafone on 16th October 2006, attached hereto as Appendix A of this Schedule I. In case of conflict between the provisions of the proposal and the provisions of this Agreement, the latter shall prevail.

2.	User Interface

Pursuant to the provisions of clause 3.2. of the Agreement, Twistbox shall propose a user experience to be approved by Vodafone, which shall comply with the following pre-requisites:

•	The Channel main colours are red and white.
•	The Channel main language must be Portuguese (from Portugal).
•	Content updates should be, at least, on a weekly basis
•	Only Twistbox’s brands may be published in the Channel in the format “Powered by”.

3.	Access Controls

Vodafone has implemented the following Access Controls structure to which Twistbox shall comply with

•	To enter the Channel, Customers must always pass through the warning page which is displayed by Vodafone
•
Customers may either (i) accept the conditions by clicking on the “Continue” link; or (ii) refuse to enter the Channel, by clicking on “Back” or (iii) chose the “Bar” option in which case it will be redirected to an page containing information as to the way to block access to the Channel.

•	After this, Customers will be redirected to the Partner homepage.
•	This control system is handled by Vodafone.

4.	KPIs

Twistbox warrants that the Channel will be available 99.5% throughout each period of 30 consecutive days.

Additionally Twistbox shall exercise commercially reasonable efforts to ensure that Content will be available 24 hours/ day, with no interruption.

5.	Technical Support

Twistbox shall provide technical support 24 hours a day, 365 days a year, with no interruption.

Twistbox shall exercise commercially reasonable efforts to monitor the performance of the Channel and the service and not rely upon Vodafone for notification. Notwithstanding the above, if so requested by Vodafone Twistbox shall provide appropriate support in accordance with this Agreement.

By “monitoring commercially reasonable efforts” the Parties shall means the following procedures undertaken by Twistbox on a daily baisis:

1.	Random daily spot checks on the Channel and service;
2.	outside checks every five minutes from different locations on the monitors;
3.	server is monitored 24/7 and there is an automatic notification in case of failure, downtime, disconnection, etc.;
4.	3 fully redundant datacenters + 2 backups (East Coast, West Coast, and Europe) (data replicated over VPN -Virtual Private Network);
5.	in-house monitors checking connectivity and uptime;
6.	the service is tested twice prior to going “live;”
7.	monitoring of Bandwidth, CPU and Memory;
8.	personnel on call 24/7;
9.	code walkthroughs are performed regularly;
10.	bug tracker system, firewalls, VPN, and SSH; and
11.	daily backups of the system stored both on-site and off-site.

The following guidelines will be used to determine the priority of incidents involving the Content and other services delivered or under the responsibility of Twistbox.

Priority 1 (Critical):
(i) Failure of the Channel and/or the Content, in whole or in a significant part, or Channel and/or Content not totally down, but the affected components form a significant part of the functionality of the Content or (ii) the problem creates a definite or a possible business or financial exposure or affects a large number of Customers. Response within 2 hours from Twistbox having knowledge of, or (in case of Vodafone detecting a problem) receiving a written notice by email reporting the critical incident and resolution within 6 hours.

Priority 2 (High):
The Channel and/or the Content is largely available and the problem has little or no effect on the services provided by the Content and the problem creates no business or financial exposure. Response time within 12 hours from written notice by email reporting the high incident and resolution within 24 hours.

Priority 3 (Low):	Non-critical issues, i.e. typos, translation errors, etc. Response time within 24 hours from written notice by email reporting the low incident and resolution within 48 hours.

APPENDIX A

Proposal submitted by Twistbox on 16th October 2006.

[page intentionally left blank]

SCHEDULE II

REMUNERATION

Pursuant to the provisions of Clause 4 of the Agreement, the Parties will share the amounts effectively collected from the Customers in respect with any Chargeable Transaction subject to the payment of a minimum guaranteed fee by Twistbox to Vodafone.

1.	Revenue share

On the basis of the monthly net revenue (i.e. exclusive of VAT, in EURO) generated by the Channel (which shall exclude any revenue generated by the areas managed by Vodafone as per Clause 2.5 of this Agreement) (the “Net Revenue”), the following model shall apply with cumulative steps

Net Revenue
Vodafone revenue share	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]
Partner revenue share	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]	[INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

2.	Vodafone’s monthly minimum guaranteed fee

Without prejudice to the above, Vodafone shall receive on a monthly basis the Net Revenue of 50.000 EUR; provided that traffic is not diverted from the Erotic Portal by (i) the introduction of friendly off-net erotic portals or search engines (e.g. Google); (ii) a decrease in marketing and promotion of the Vodafone’s Mobile Portal; or (iii) any other reason not directly attributable to Twistbox.

For the purposes of the previous paragraph, the calculations made by Twistbox were based on the figures represented by Vodafone Portugal in the RFP Erotic Channel of October 2nd, 2006, corresponding to 105 000 unique visitors in August 2006.

In the event traffic is diverted from the Erotic Portal for any reason not directly attributable to Twistbox, the Parties agree to consider the review of this amount. If the Parties fail to reach a compromise, they may terminate this Agreement upon thirty (30) days written notice.

3.	Other Business Conditions

a)	All Channel developments shall be exclusively paid by Twistbox.

b)
The Content is supplied by Twistbox cleared from all authorisations and consents and any licences, rights, duties, levies, taxes or otherwise in respect of the Content (including but not limited to any payments due to collecting societies or other entities) shall be paid by Twistbox, being Vodafone under no obligation to make any payments to Twistbox (except for those referred to in clause 4.3 of this Agreement and in paragraph 1 of this Schedule II) or to any third Parties or individuals.

SCHEDULE III

VODAFONE’S POLICIES

Part A - Content Standards

The Content available on the Channel shall be checked against the Content Matrix, which shows the erotic rating acceptable by Vodafone and shall respect the Banned Content list, as per point 2 hereof.

1.	Content Matrix

The maximum level of explicitness allowed in the Channel, is the following:

•	For Video contents, the top rating is CS 2.3
•	For Image contents (still images), the top rating is CS 3.2 excluding CS 2.2, CS 2.4, CS 2.5 and CS 2.6

The Content Matrix (as approved from time to time by Vodafone Group) is attached hereto as Appendix A to this Schedule III.

2.	Banned content list

Twistbox shall under no circumstances supply and place any Content that is forbidden according to the provisions of the Banned Content List, as approved by Vodafone Group and contained in Appendix B to this Schedule III (or any amended versions thereof).

3.	Other issues

Notwithstanding any of the above, VODAFONE reserves the right, at any time, to instruct Twistbox to remove, change, discontinue, suspend, interrupt or otherwise not make available to Customers any Content (including but not limited to text content descriptions) VODAFONE, at its own discretion, decides that should not be displayed, supplied or made available to Customers. Twistbox shall comply with these instructions within reasonable time.

APPENDIX A - CONTENT MATRIX

© 2006 WAAT Media. All Rights Reserved

APPENDIX B - BANNED CONTENT LIST

The following content must not be made available:

1/	Illegal Content

•	Any material which is in breach of the national criminal law or otherwise must not be carried on a commercial basis.

2/	Sexually Explicit Material

Content of a highly explicit sexual nature, the sole purpose of which is sexual entertainment. The below applies to both heterosexual and homosexual activities equally.

a)	Minors and Role playing

•
Content depicting, or implying that a person who is (or who appears to be) under 18 years of age is engaged in sexual activity, or presented in a sexually provocative manner which may include depictions involving adults role-playing as non-adults

•	All Vodafone’s adult content providers must confirm that the models in the images supplied are over 18 years of age

b)	Abusive sexual activity

•	Sexual violence e.g. sexual assault and / or rape

•	Content (including dialogue) likely to encourage an interest in abusive sexual activity (e.g. paedophilia, incest)

c)	Sado Masochistic activity

•	Content depicting or implying the infliction of constraint, coercion and pain or physical harm in a sexual context

•	Content depicting or implying the use of any form of physical restraint, for example, gags and bonds

d)	Other Fetish sexual activity

•	Content depicting or implying niche fetish activity not covered by the Adult Erotic Matrix; for example, necrophilia, defecation and urolagnia
•	Content depicting or implying content that may or may not be covered by the Adult Erotic Matrix but is exploiting vulnerable people; for example, disabled or elderly people

e)	Bestiality

•	Content depicting or implying bestiality (even where legal within the OpCo territory)

f)	Live adult erotic web cams

•	Live web cams providing adult erotic services

g)	Use of sexual objects/props

•
Content depicting the use of sex props that are excessively large (relative to normal anatomy) or content depicting the sexual use of sharp or dangerous objects, or objects that imply illegal or abusive activities; for example, the use of guns and knives, bottles, children’s toys, religious artifacts, household appliances or sports equipment.

3/	Violence

Content depicting actual instances of harm or distress to people or animals where used as a form of entertainment, excluding the reporting of an incident of public interest within news or documentary content that is acceptable within the Portuguese public broadcasting standards; or any fictional content covered by any Portuguese classification system e.g. gun scenes in film clips or any content that is acceptable within the Portuguese public broadcasting standards

•	Extreme or gratuitous violence, including restraint, torture, sadism, mutilation, execution
•	Exploitative / sadistic violence towards vulnerable and defenceless people and animals
•	Self-infliction of extreme pain or physical harm resulting in permanent damage or death
•	Content that incites violence

4/	Incitement of illegal or anti-social behaviour

•	Incitement of racial, religious or ethnic hatred or abuse

•	Incitement or glamorising of anti-social behaviour such as illegal drug taking and solvent abuse, the glorification of vandalism, bomb making, terrorism etc
•	Material that demonstrates criminal techniques

SCHEDULE III

VODAFONE’S POLICIES

Part B - Code of Ethical Purchasing

2 Code of Ethical Purchasing. p...

VODAFONE CODE OF ETHICAL PURCHASING

As one of the world’s largest mobile telecommunications network companies, Vodafone has a significant role to play in enriching people’s lives.

We also understand that we have a significant role to play in managing our business carefully and responsibly, which is why we have adopted a set of core Values and Business Principles to govern our activities and interactions with all our stakeholders across the world, including our suppliers.

Our Business Principles declare a commitment “to promote the application of our Business Principles by our business partners and suppliers.”

The following Code of Ethical Purchasing is to be read in conjunction with our Business Principles, and is designed to promote safe and fair working conditions, and the responsible management of environmental and social issues in Vodafone’s supply chain.

The Code has been developed in consultation with employees, suppliers, investors and Non-Governmental Organisations. It sets out the standards we wish to see achieved by Vodafone and our suppliers over time.

The principle of continuous improvement applies to all aspects of the Code.

In accordance with the implementation provisions of the Code, Vodafone will require first level suppliers to acknowledge their understanding and acceptance of our Code and to confirm that they will comply.

Vodafone will work collaboratively with our suppliers on the implementation of the Code, which may include joint audits and site visits to assess performance.

Vodafone will publicly report on the implementation of and compliance with the Code.

Vodafone will encourage all suppliers to implement our Code across their whole business and within their own supply chains.

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IMPLEMENTATION OF THE CODE

Ownership

•
The Vodafone Director of Global Supply Chain Management is the owner of the Vodafone Code of Ethical Purchasing, and reports to the Integrations and Operations Committee on the implementation of the Code.

•	The Director of Global Supply Chain Management and the Heads of Supply Chain Management in each of the Operating Companies have operational responsibility for the implementation of the Code.

Communication

•	Vodafone will communicate and promote its Code of Ethical Purchasing internally and externally to relevant stakeholders.

•	Suppliers are encouraged to take all reasonable endeavours to promote the Code to their suppliers and subcontractors.

Training and Awareness

•	Vodafone and its suppliers will ensure that all relevant people are provided with appropriate training and guidelines to support the Code.

Application

•	Suppliers applying this code are expected to comply with all relevant laws, regulations and standards in all of the countries in which they operate.

•	The Code is applied for the purposes of promoting safe and fair working conditions and the responsible management of environmental and social issues in Vodafone’s supply chain.

•
Suppliers will be asked to confirm (in writing) that they are implementing the Code, or similar purchasing standard such as the Ethical Trading Initiative (ETI) Base Code, Social Accountability International’s SA 8000, or the Chartered Institute of Purchasing and Supply Ethical Business Practices in Purchasing and Supply.

•	Vodafone will work collaboratively with its suppliers on the implementation of the Code, which may include joint audits[1] and site visits to assess performance against the Code.

•
Suppliers will be asked to provide Vodafone with reasonable access to all relevant information and premises for the purposes of assessing performance against the Code, and use reasonable endeavours to ensure that sub-contractors do the same.

[1]	Audits would ideally be conducted jointly between Vodafone and the supplier, and may also include the assistance of an industry representative, or relevant Non-Governmental Organisation.

2

Corrective Action

•	Suppliers are expected to identify and correct any activities that fall below the standard of the Code.

•	Suppliers shall immediately report to Vodafone any serious breaches of the Code, together with an agreed schedule for corrective action.

•	Where serious breaches of the Code persist, Vodafone will consider termination of the business relationship with the supplier concerned.

Monitoring and Reporting

•
Vodafone’s Corporate Responsibility and Purchasing teams will use a risk-based approach[2] to monitor implementation of and adherence to the Code in our supply chain, and will report progress in the annual Vodafone Corporate Social Responsibility Report.

•	Vodafone and its suppliers will use reasonable endeavours to provide employees and other stakeholders with a confidential means to report any actual or potential breach of the Code.

[2]	Vodafone will focus on those parts of the supply chain where the risk of not meeting the Code is highest and where the maximum difference can be made with resources available.

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CODE OF ETHICAL PURCHASING

1.	Child Labour

•	No person is employed who is below the minimum legal age for employment.[3]

•	Children (persons under 18 years) are not employed for any hazardous work, or work that is inconsistent with the child’s personal development.[4]

•	Where a child is employed, the best interests of the child shall be the primary consideration.

•	Policies and programmes that assist any child found to be performing child labour are contributed to, supported, or developed.

2.	Forced Labour

•
Forced, bonded or compulsory labour is not used and employees are free to leave their employment after reasonable notice. Employees are not required to lodge deposits of money or identity papers with their employer.

3.	Health & Safety

•
A healthy and safe working environment is provided for employees, in accordance with international standards and national laws. This includes access to clean toilet facilities, drinkable water and, if applicable, sanitary facilities for food storage.

•	Where an employer provides accommodation, it shall be clean, safe and meet the basic needs of employees.

•	Appropriate health and safety information and training is provided to employees.

4.	Freedom of Association

•	As far as any relevant laws allow, all employees are free to join or not to join trade unions or similar external representative organisations.

5.	Discrimination

•	Negative discrimination[5] including racial or sexual discrimination is prohibited.

6.	Disciplinary Practices

•	Employees are treated with respect and dignity. Physical or verbal abuse or other harassment and any threats or other forms of intimidation are prohibited.

7.	Working Hours

•	Working hours of employees comply with national laws and are not excessive[6].

[3]	Minimum age is the age of completion of compulsory schooling, or not less than 15 years (or not less than 14 years, in countries where educational facilities are insufficiently developed).

[4]	Personal development includes a child’s health or physical, mental, spiritual, moral or social development.

[5]
Forms of discrimination may include race, colour, sex, sexual orientation, religion, political opinion, nationality, social origin, social status, indigenous status, disability, age and union membership.

[6]	Consideration should be given to the type of work performed and the acceptable working hours for the role and the country concerned.

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8.	Payment

•	Employees understand their employment conditions and fair and reasonable pay[7] and terms are provided.

9.	Individual Conduct

•	No form of bribery, including improper offers for payments to or from employees, or organisations, is tolerated.

10.	Environment

•	Processes are in place to actively improve the efficiency with which finite resources (such as energy, water, raw materials) are used.

•	Appropriate management, operational and technical controls are in place to minimise the release of harmful emissions to the environment.

•	Appropriate measures are in place to improve the environmental performance of products and services when in use by the end user.

•	Innovative developments in products and services that offer environmental and social benefits are supported.

REFERENCES

Vodafone’s Code of Ethical Purchasing is based on the following international standards:

•	The United Nations Universal Declaration of Human Rights.
•	The Conventions of the International Labour Organisation.
•	The United Nations Convention on the Rights of the Child.

Reference has also been made to:

•	Social Accountability International’s SA 8000 Standard
•	The Ethical Trading Initiative (ETI) Base Code, and
•	The UN Draft Norms of Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights (2003)

With respect to the International Labour Organisation Conventions on Labour Standards, the following provisions have been referenced in the development of this Code:

•	Convention 1 (Acceptable working hours)
•	Conventions 29 (Forced and bonded Labour)
•	Convention 87, 98, and 135 (Freedom of Association)
•	Convention 111 (Discrimination)
•	Convention 138 (Minimum Age)
•	Convention 135& Recommendation 143 (Workers’ Representatives Convention)
•	Convention 155 Article 19 (Health and safety training)

DEFINITIONS

A child means a person below the age of 18 years, as defined in Article 1 of the United Nations Convention on the Rights of the Child.

Personal development is described in the Article 32 of the United Nations Convention on the Rights of the Child.

[7]	Consideration should be given to the type of work performed and the market wage for the work as well as any statutory minimum wage for the country concerned.

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SCHEDULE IV

CUSTOMER SUPPORT AND COMMUNICATIONS

For the purposes of Clauses 4, 8 and 17 of this Agreement, the following contacts shall be used as shown below:

1.	Technical support

Subject to Section 8.2 of the Agreement, Twistbox shall be responsible for the creation, management and maintenance of a 24/7 technical support service the contacts of which are:

Telephone number: +1-818-301-6200
Cell Number: +1-310-770-6820
Email: support opco vopt@twistbox.com

For Priority 1 issues:
Telephone Number: +1-818-398-0303

2.	Contract communications

Any contract communications shall be made by either party to the other as follows:

VODAFONE	TWISTBOX ENTERTAINMENT, INC.
Av.D.João II, Lote 1.04.01
Ala Norte, 6° piso	14242 Ventura Boulevard, Third Floor
Parque das Nações	Sherman Oaks CA 91423 USA
1990-093 Lisboa
Name:António Carriço	Name: David Mandell
Title: Director de Gestão de Conteúdos	Title: EVP/General Counsel
E-mail: antonio.carrico@vodafone.com	E-mail: legal@twistbox.com
Tel: + 351 21 091 4407	Tel:+1-818-301-6200
Fax: + 351 21 091 4414	Fax:+1-818-301-6239

3.	Business Contacts

Any business communication shall be shall be made by either party to the other as follows:

VODAFONE	TWISTBOX ENTERTAINMENT, INC.
Name: Paulo Costa	Name: Jason Silberberg
Product Manager	Title: Senior operator Account Manager
Tel: + 351 21 091 5346	Tel:+1-818-668-776
Email: paulo.costa@vodafone.com	E-mail: jsilberberg@twistbox.com

4.	Technical Communications

Any technical communication shall be shall be made by either party to the other as follows:

VODAFONE	TWISTBOX ENTERTAINMENT, INC.
Name: Paulo Costa	Name: Terance Thatch
Product Manager	Title: Project Manager
Tel:+351 21 091 5346	Tel:+1-818-301-6200
Email: paulo.costa@vodafone.com	Cell:+1-310-770-6820
E-mail: tthatch@twistbox.com

5. Invoicing Communications

Any invoicing communication shall be shall be made by either party to the other as follows:

VODAFONE.	TWISTBOX ENTERTAINMENT, INC.

Email: invoices@twistbox.com and mrosengarten@twist

A/C Dept°Financeiro
Av. D. João II, Lote 1.04.01
Ala Norte, 2° piso
Parque das Nações
1990-093 Lisboa
Portugal

6.	Banking details

All payments made under this Agreement by Vodafone to Twistbox shall be made pursuant to the provisions of Clause 4 to the following address:

Send to:
American Express Bank, Frankfurt
Swift Code: AEIBDEFXXX

Credit to:
East West Bank, Pasadena
Swift Code: EWBKUS66XXX
ABA # 3222070381
Account: 018081601

Further Credit to:
East West Bank
18321 Ventura Boulevard
Tarzana CA 91356
Account Name: Twistbox
Account Number: 0082708884
ABA # 322070381

SCHEDULE V

Penalties

1.
Pursuant to the provisions of Clause 5.1 (c) of this Agreement, VODAFONE reserves the right to apply the following penalties to Twistbox, whenever any of the following event occurs and Twistbox is not able to resolve the issues within the agreed SLA, as set forth in Schedule 1,5:

a)
In case there are mistakes in the Content (including but not limited to rude language, factual, graphical image mistakes or typos), Twistbox shall pay Vodafone, for each such mistake or typo, as a penalty, a sum corresponding to [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] of the minimum monthly guaranteed fee, as set out in Schedule II;

b)
In case any of the SLA defined in Schedule I is not met Twistbox shall pay Vodafone, for each such failure, as a penalty, a sum corresponding to [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2] of the minimum monthly guaranteed fee, as set out in Schedule II.

2.	The aggregate value of the penalties set out in the previous paragraph shall not exceed per month 20% of the minimum monthly guaranteed fee, as set out in Schedule II.

3.
Without prejudice of the application of the penalties defined in the Schedule, whenever the events described in paragraph 1 occurs during two consecutive months Vodafone may terminate this Agreement pursuant to the provisions of Clause 10.

IN STRICT COMMERCIAL CONFIDENCE

Portugal

Vlive! White Label Erotic Portal
TOP LEVEL SUMMARY INFORMATION

Prepared by:	Jason Silberberg
Direct telephone:	+1.818.301.6200 Ext. 259
Mobile telephone:	+1.818.668.7776
Fax:	+1.818.708.0598
E-mail:	Jason@waat.com

CONFIDENTIAL
For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

1

Proposed User Experience/Interface:

Through case studies from other European operators we work with we have found that a user has a specific liking of erotic content. Our ability to locate and optimize a user’s preference is built into our platform (please refer to Appendix A), optimizing ARPU and user frequency. The site is genre specific with no reference to brands (see below). Users will have the opportunity to find a specific genre per product, i.e. Lingerie, Big Breasts, Bikinis, Brunettes, etc. These categories are broken down into product types, i.e. (Video, Wallpaper and Images). For wallpapers and videos we recommend a pay-per-event billing method. For images galleries, which contain 12 images of a specific genre, we recommend a pay-pay-photoset model. Price point recommendations are as follows, per video download is €2.50, per video streaming €2.00, per wallpaper is €1.00 and per photoset is €1.50. In addition, the use of a feedback form is a beneficial service allowing users to voice their opinion of the content and the site, giving us priceless information on what can be changed or added to generate additional revenue per user. Furthermore, the ability to purchase a product from the main page will heighten conversion and revenue; these areas are updated everyday as well as the featured site portion of the portal. The portal layout allows for optimal navigation; users will be able to browse and locate their specific content quickly and will consequently have an effect on revenue and user experience, while keeping click through and churn at a minimum. Update frequency will be daily and weekly, dependent on the genre and product. Video, Wallpapers and Image categories will be updated on a weekly basis.

CONFIDENTIAL
For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006
2

CONFIDENTIAL
For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

3

Types of Content and Services:

The site contains Videos, Wallpapers, Java Games and Photosets. Our video offering will be extensive and device specific - Offering 17, 30 and 90 second downloadable videos dependent on the device capabilities. Our platform recognizes the User Agent and sends the appropriate file respectively. In addition to Video Downloads, we will support and make available Streaming Videos between 2-4 minutes, either being hosted on Vodafone Portugal’s platform or a third party, Triple-it, if needed. High quality Wallpapers will also be available supporting more than 1,000 handsets and over 150 different dimension types. Our system will recognize the User Agent and send the appropriate wallpaper dimension to ensure quality and user experience. We will feature more than 10 Java Games within the portal, either off of our games platform or off the Vodafone Portugal Platform. We support over 700 handsets and continuously make new ports for new handsets released in various markets ahead of their commercial release. Photosets are made available as well, giving users the opportunity to purchase one photoset at a time, each photoset contains 12 images. The photos have a preview image and a close-up image giving high user experience and quality. Samples of all the above mentioned content types and service are below for your reference:

CONFIDENTIAL

For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006
4

Content Brands Portfolio:

Proposed Content Refresh:

Refresh rates will vary from genre and product. Below is a breakdown of our content refresh rate:

Videos, Wallpapers and Photosets will be updated weekly. Java games will be updated on a biweekly basis if necessary; currently we handle the erotic game section of Vodafone Live!

CRM Capabilities:

All content is meta-tagged with more than 40 unique identifiers (please reference Figure 3 in Appendix A). As users navigate through site, content is dynamically presented to best suit customer needs as determined by our Psychographic Analyzer (please reference Figure 4 in Appendix A). Content is presented to the user via targeted promotions, appearing as banners and, recommendation links (please reference Figure 5 in Appendix A).

Serving Targeted Content and Ads

Contextual

Personalized

Identifying Personal Preferences

Traffic Logs

Search Queries

Brand Preference

Purchase Behavior

Ad Click through

CONFIDENTIAL

For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

5

SLA:

We guarantee a 99.5% availability of the WAP portal, which includes all the information and telecommunication systems including connection lines as well as any application used for the provision of the service under our area of direct control and responsibility. We will provide the necessary support and maintenance services, at a 24x7x365 basis for all technical issues which may or may not arise. In the case that a problem does arise, we will notify Vodafone Portugal with a trouble ticket within 24 hours, dependent on the Priority Level, detailing the problem and current status of the specific issue as well as a time of completion of when the issue will be resolved. All issues will be broken down into 3 Priority Level as follows:

Priority Level 1 - Complete fail of service or users have issues with access or purchasing - Level 1 Priority notifications will be sent no later than 4 hours and resolved within 24 hours.

Priority Level 2 - Issue where parts of the service are unavailable or inaccessible, but the main part is still functional - Level 2 Priority notifications will be sent no later than 12 hours and resolved with 48 hours.

Priority Level 3 - Non-critical issue, i.e. typos, translation errors, etc. - Level 3 Priority notifications will be sent no later than 24 hours and resolved within 72 hours.

We reserve the right of a Schedules Maintenance of 3 hours per calendar month and availability does not apply. Notification of any Scheduled Maintenance will be provided 72 hours before each occurrence. We will deliver monthly reports including all data necessary for the calculation of, i.e. justified downtime, total availability of service provision, and detailed traffic (e.g. volume and type of traffic exchanged etc.) and will keep the relevant data for a period of at least 12 months. We shall provide access to the original system logs as part of problem investigation and verification should this need be necessary and communicated at least 2 working days prior to the required examination. For incidents identified through Quality Control testing where content retrieved by subscriber has no substance or with inaccurate or incomplete content or when no content is delivered at all during the service delivery/consumption process we will notify Vodafone Portugal in writing within 24 hours of the instance. The delivery/provision of the service to the end user is done one at a time following a request by the end user (pull service delivery). If needed, a “black list” can be used to deny access to certain users based off of their MSISDN whenever this is reasonably possible. For more detailed information concerning our SLA, please send a formal request and one will be provided to you.

Experience with PML:

We have a long standing experience with PML from Version 1.10 to the newest R7 and R9 versions. We have been working with numerous Vodafone operators since 2001 and have been building and maintaining PML sites throughout the years.

Timings for deployment:

Once a decision is made, we can have our service ready for testing within 2-4 weeks of receiving the official decision and live within a 1 week of delivery.

CONFIDENTIAL

For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

6

Companies we work with:

We currently work with over 90 operators worldwide, including more than 10 Vodafone operators. Additionally, we manage and aggregate more 10 erotic operator portals. For a highlighted list of operators we currently work with, please refer below (for a complete list, please send a request and one will be provide immediately):

UK, Spain, Germany, France, Netherlands, Greece, Hungary, Belgium, Sweden, Italy, Romania, Czech Republic, Austria, Switzerland, Luxembourg, Slovenia, Portugal

Germany, Austria, Czech Republic, Slovakia, Poland, Croatia, Netherlands,

UK, Portugal, Spain, Netherlands, Poland, Slovakia, France, Belgium, Dominican Republic, Switzerland

UK (02), Czech Republic (02), Spain, Colombia, Mexico, Chile, Argentina, Peru

CONFIDENTIAL

For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

7

Appendix A:

Figure 1: Waat Media - Sample Reporting

Figure 2: Waat Media Platform -

The Waat Media platforms contains an array of module specific to adult content including model release information, content meta data, profiling and advertising / content targeting.

CONFIDENTIAL

For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

8

Figure 3: Sample Content Meta Data -

Meta Data information includes over 40 fields of data per piece of content form hair colour to breast size to activity. These key have been built over 3 years of content and behaviour analysis.

Figure 4: Sample Psychographic Profile -

Based a users behaviour and certain algorithms, our platform is able to build a psychographic profile in a customer and place them in a class that we can optimize their experience.

CONFIDENTIAL

For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

9

Figure 5: Targeting and Recommendations -

Our targeting module allows us to dynamically serve content that best suite the customer. We dynamically change the order of links, able to service up targeted banners and advertising as well as make recommendation at time of purchase and as well as a post purchase up sell.

Figure 6: Sample Products

CONFIDENTIAL

For use by Vodafone Portugal only, in connection with the Request for Proposal dated October 2006

10